FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

FORTRESS INVESTMENT GROUP, LLC

Moderator: Lilly Donohue

March 25, 2008

8:00 am ET

Operator:	Ladies and gentlemen, this is the operator; today’s Fortress Investment Group Conference Call is scheduled to begin momentarily.

We request that you please refrain from pressing star 1 in order to pose a question until prompted by the operator. If you have already done so, please press the pound sign at this time.

If you should experience difficulties during today’s call, please press star then 0 and an operator will assist you.

Thank you for your patience. Your lines will again be placed on music hold until the conference begins.

Good morning, my name is (Ashley) and I will be your conference operator today. At this time, I would like to welcome everyone to the Fortress Fourth Quarter Earnings Conference Call.

All lines have been placed on mute to prevent any background noise. After the speakers, remarks there will be a question and answer session. If you would

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you have already done so, please press the pound sign now. Then press star 1 again to ensure your question is registered. Thank you.

Ms. Donohue you may begin your conference.

Lilly Donohue:	Thanks (Ashley), good morning, I’m Lilly Donohue and I want to welcome you all to our Fourth Quarter in 2007 Year End Earnings Conference Call.

Joining me today is Wes Edens our Chairman and CEO, Dan Bass our Chief Financial Officer. We also have with us Pete Briger, Co-President and Head of Hybrid Hedgefund Business, Mike Novogratz, President and Head of our Liquids Markets Hedgefund Business and Randal Nardone our Chief Operating Officer.

Before I turn the call over to Wes as (Ashley) mentioned this call is going to be recorded. The replay number is 800-642-1687 that’s from within the United States. And outside it’s 760-645-9291 access code is 37943758, this call will also be available on our Website which is just www.Fortress.com.

Also, I’d like to point out that statements today which are not historical facts maybe forward looking statements, our actual results may differ materially from estimates or expectations and any forward looking statements.

These statements represent the companies belief regarding events by nature are uncertain and outside of our control. I would encourage you to review the forward looking statement disclaimer and our (unintelligible) earnings release, including the recommendation to review the risk factors that are in annual and quarterly reports that are filed with SEC.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

With that, I’d like to turn it over to Wes Edens – Wes.

Wesley Edens:	Great, thanks Lilly and welcome everyone, welcome to our 2007 Fourth Quarter and Full Year Earnings Call.

2007 was a historic year for the firm, it was our 10th Year as a company, we went public on February 7th this is the first New York Stock Exchange Listed Alternative Asset Management Company.

And most importantly, we set records in both distributable earnings and asset center management. Overall just a very good year for us here at Fortress. You know the financial results for the firm for both the quarter and the year we’re quite good. For the fourth quarter, pre-tax distributable earnings was $78 million bringing our total distributable earnings for the year to $552 million DE for 2006 was $397 million. So in total our earning grew by 39% year over year, a terrific result.

Asset center management also experience excellent growth, to remind you we report asset center management in two distinct ways, the total asset earner management AUM is meant to give you visibility on all the assets we oversee but doesn’t necessarily reflect the assets on which we earn fees.

At year end, our total AUM was $37.8 billion which compares with total AUM of $32.9 billion at year end of 2006. Another measure that we track closely is management fee paying AUM which is a measure of the amount of capital that we earn management fees as well as performance fees on.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

At the end of 2006 we had $20.9 billion of (NAM) at the end of 2007 we’d grown that total to $33.2 billion. So total growth and asset center management of nearly 59%.

I’d like to think that distributable earnings provide the best scorecard for how the firm is performed looking backwards in time, and that AUM in particular management fee paying asset center management or (MAM) provide the best estimate in how we going to perform in the future.

Our business is a very high margin business here at Fortress, in general through a combination of management fees and performance fees we earn about 4% on (MAM) and bring about half or 2% of that to the bottom line.

Historically if you took the average of (MAM) for the year and multiplied, it times 2% this has been, an excellent estimate of what are pre-tax DE is going to be for the year.

For example, in 2005, our average management fee paying asset center management for the year was 10.6 billion and our DE was 224 million or 2.1% of (MAM).

In 2006 (MAM) was 16.8 billion DE 311 million so it was 1.9% for that year. And last year the year we just completed (MAM) was approximately 28 billion on average and our DE was 1.9% of that.

So a very good metric and a easy way to keep track of what we think our forecast are going to be going forward.

This is a rough estimate of course and it implies a typical year for both management fees and performance fees. Our forecast for average (MAM) for

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

Fortress this year is about $40 billion. With start of the year at $33.2 billion we’ve actually had a far bit of capital formation (unintelligible) detail. And we expect to finish it around $50 billion.

The key variable to impact our earnings this year are primarily growth in asset center management and performance fee earned.

We have good visibility on the AUM Growth, in total we expect to raise between 15 and 20 billion in new capital between the private equity hedge fund businesses.

If this estimate is right, without any significant performance fees would earn about one and quarter, to one and half percent on (MAM).

The increments, the difference between 1.25 and the 2.0 average is really just performance fees. It’s early in the year to make any real predictions but even with the volatility of the markets, I think we all feel very good at Fortress about where we are right now.

We have to look for the year to play out a bit to get a better estimate, but we’ll see how it all turns out.

Now let’s talk about the performance of our businesses. Hedge funds at Fortress totaled approximately 16.6 billion, or 50% of (MAM). All of hedge funds last year had excellent returns.

Macro which is an $8.1 billion hedge fund at year end had an 18.3% gross return, 12.7% net return. The credit funds which were 6.8 billion in (MAM) likewise had a very good year, with 15.2% gross and 10.2% net returns.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

And our newest fund the partners fund also had a very good year, this fund was launched in August of 2006 which has been in existence for just over a year. But it’s grown tremendously to 1.7 billion (MAM) at the end of year, and it’s first full year did very well, total returns 2007 were 10.1% gross and 8.8% net.

In general, times of high volatility are good times to be in the macro business. As one can generate great returns without using high levels of leverage. (Mike Adam) and the gang had a very solid 2007 and they are off to a good start this year.

They are up in January and February, they are down this far in March, but most importantly with all the volatility have avoided any major problems.

Pete’s credit business has weathered the 100 year storm and credit and fine shape. One of the key aspects to success in the credit business is not to be over leveraged which Pete has always been very focused on.

Something that’s a good idea in any market, but in a market with as much illiquidity as this one, being on the one side of this can truly be fatal.

And the credit funds are in a great position to make new investments, and this is really one of the areas that should benefit the most from the illiquidity and dislocation of the marketplace.

We feel very good about the current portfolio and the capital structure that Pete has, and expect this to be a terrific investment year for that business.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

You know our brand of private equity is focused on investing in asset based businesses with good growth prospects, and we had a solid year 2007, both in terms of deploying capital as well as a handful of meaningful resolutions.

We invested 6.8 billion in capital and generated 2.5 billion in realizations, including 1.3 billion in profits that we return to our fund LP investors.

Obviously, the pace of activity was greater than the first half of the year than in the second, but we really are seeing a number of excellent investment opportunities in the private equity world right now, and I expect the second half of this year will be very busy.

Overtime we made many of our best investments in times like this, I believe the firms capabilities in both the debt and the equity market give us the tools necessary to excel in this kind of market.

You know word on leverage which is something that has been talked about a lot, we employed conservative leverage across all of our businesses here at the firm.

In private equity total leverage and acquisition generally ranges from 50 to 60%. And with the shut down of the corporate lending markets, are low levels of leverage allow us to continue to grow our businesses without the use of corporate debt.

Even in these tough times, you can finance hard assets, for example since the beginning of this year we have raised or refinanced about $1.5 billion in debt across our companies and lots of activity underway.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

It’s challenging of course it’s a bit more expensive than it was before, but one of the beauties of asset based private equity is you have financing alternatives for the assets incremental to the corporate world.

You know one note is that at Fortress we have never used high yield to fund any of our corporate acquisitions. And so we believe we are somewhat insulated from some of the vagaries of the capital markets going forward, and some of the financing issues that might cause some of the more traditional private equity firms to be a bit more shut down.

In the credit business the leverage and total is less than one to one. In addition, Pete primarily finances his business with long term locked up debt that’s not subject to being called.

He has several billion dollars of unvested capacity to these debt vehicles, which given the cost of this debt is quite low, i.e., it was put in place before the credit crunch started last summer creates a significant amount of upside for investors in the credit funds.

The capitals businesses had a challenging year in 2007, they came to the market volatility in good shape. Our focus for the past 8 months has been on liquidity for both new Castle and Euro Castle which has avoided – allowed us to avoid some of the difficulties that other companies and sectors have had.

There is a significant amount of asset value in our companies which once (Mark) has stabilized should lead to good performance.

But in the short term, liquidity and portfolio performance remain our greatest focus.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

Let me spend a couple of minutes on the credit markets, what happened how we got here and what it means for us at Fortress.

During the first half of last year was a continuation of what the past several years have been, a period of tremendous liquidity, robust capital flows of data available at terms are very favorable to equity holders.

Extended periods of stability can create a false sense of security and the mispricing of risks. That was certainly the case last year and the correction in resulted is truly one for the ages.

Once the credit markets began to unravel in July, all of the many accesses in the markets were revealed. Better markets are never very pleasant and this one is no exception. What makes this market experience so unique in comparison to other market corrections in the past, is the scale of it. The shear volume of assets that are repriced and the impact of the financial institutions worldwide is truly without precedence a difficult time to be sure, but one of tremendous opportunities for us.

So why is this a great opportunity for businesses like ours? This credit crunch has lead to one of the great deleveraging events of our lifetime. In very simple terms, there are many more sellers of assets than there are buyers.

In the past, the investment banks have acted somewhat as a buffer by stepping up and providing liquidity during periods of real dislocation. But this time they themselves have had balance sheet and financial issues of their own, and in certain cases just making the problems worse.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

The result of this is the mother of all supply demand imbalances, they are simply way to much for sale and not enough folks with capital and balance sheets to fill the void.

I’ve been asked frequently in the past several months to compare the current credit crunch to prior ones. The (WorldCom) and Enron debt collapsed in 2001, the Russian debt crisis in 1998 or even back to the Savings and Loan collapse in the RTC in the early 1990s.

In each case at the height of the credit crunch, there was very little relationship between the price the assets were sold for, and underlying fundamental asset values.

It was simply a matter of too many sellers and too few buyers. In each case once the markets stabilized prices recovered and it seemed at the time to be a once in lifetime investment opportunity.

Once in a lifetime as it turns out until the next credit crisis. The playbook this time looks very similar to us. In our view now is the time to look to buy debt assets and securities based on any reasonable or even unreasonable analysis the prices of debt seem very compelling.

It of course is impossible to pick the absolute top of the bottom mini market. The key in this case is to make sure that the capital that we’re investing is long term in nature, so we don’t suffer the liquidity issues that have plagued others.

The gap between the markets perception of risk, and actual risk is the widest that I’ve seen. Here at Fortress we’ve made significant credit investments in one form or another and many of the Fortress entities, and we’re currently

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

raising several billions of capital focused on targeting this opportunity in various funds.

I feel like the financial institution space is likely to be the story of the second half of this year, but right now it still feels a little early to me.

The value proposition of debt assets in particular is so compelling, that although some of the financial institutions look attractive on a historical basis right now, on a relative basis they seem that they may have a little ways to go.

On a macro basis, the focus of the world is on the credit markets and the debt and severity of a recession that now seems very likely.

How that all plays out will have to some degree an impact on our year at Fortress. However, we have a very diversified business here at Fortress with over 33 different funds that we managed and a tremendous team of experienced investment managers.

Now just a word on the dividend before I turn it over to Dan, in 2007 we paid out a total of 84.25 cents. Which taken into an account an approximate 17% effective tax rate, with a payout ratio of approximately 78%, which is very close to our targeted payout of 75% of after tax DE.

We decided to keep your dividend constant this quarter at 22.5 cents per share. As we get more visibility on AUM Growth and performance fees as the year plays out, we’re adjust this dividend accordingly.

Now I’d like to turn the call over to Dan to review our financial results in more detail.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

Daniel Bass:

Thanks Wes, first with respect to our financial results we have had a record year in 2007. Our overall management fee paying AUM has increased to 33.2 billion as of year end, versus 20.9 billion as of the end of 2007 a 59% increase.

Pre tax DE increased to 552 million versus 397 million for 2006, 39% year over growth.

The fourth quarter DE was 78 million versus 138 million for the corresponding fourth quarter 2006.

The increase in full year pre tax DE was primarily driven by a 60% increase in management fees, and 40% increase in incentive fees.

The fourth quarter of 2007 DE was lowered primarily as a result of limited private realizations as expected. However, our operating margins for the full year 2007 was better at 49% versus 43% in 2006. But down to 39% in the fourth quarter, due to higher compensation cost and lower incentive income.

In comparing our 2007 results, it should be noted that a significant balance of deferred fees existed in 2006. The investment income of which drove significant deistical earnings in that year.

The balance of the deferred fees was distributed upon our public offerings such as investment income earned in 2006 is not necessarily comparable to our 2007 results.

Pretax DE per dividend paying share increased to $1.30 per share for the year end in 2007 up from a $1.08 in the previous year.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

Coincidentally post tax DE per dividend paying share was $1.08 for the full year which is inclusive of a 17% DE effective tax rate as Wes mentioned.

A DE effective rate for 2007 is lower than expected due to higher incentive income earned that is not subject to tax at a corporate rate. As well as income earned prior to our public offerings.

As a reminder the overall effective earnings – overall distributable earnings tax rate which includes an income taxes and income tax related payment as a function of the relative mix of our business results and their tax attributes.

We expect that this time our 2008 distributable earnings effective tax rate to be in the low 20% range, or let’s call it 20 to 25%. Although the ultimate outcome of the tax rate is a function of the mix of our business results.

Our GAAP net loss, attributable to Class A shareholders was a $60 million loss and for the full year, and $29 million loss for the fourth quarter.

However, excluding the principles agreement expense our GAAP net income was $139 million for the year, and 27 million for the fourth quarter.

In order to understand our overall results I will now draw into the results of each of our segments. Capital raises for 2007 were 12.4 billion, were a major contributor to our overall increases in management fee paying AUM.

During 2007, our private equity funds raised $7 billion, of which 579 million was raised in the fourth quarter, our liquid hedge funds raised 2.7 billion of which $386 million was raised in the fourth quarter, and our hybrid funds raised 2.8 billion. Of which 774 million was raised in the fourth quarter.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

So far, in 2008 we are off to a good start with 2.7 billion in capital raises as we sit here today in March.

Now I’ll walk through the performance of our segment and private equity which includes our fee and capital segments. Pretax DE for the year was driven by an increase in management fee, asset center management to 16.6 billion up from 10.4 billion a 60% increase.

And higher incentive income of 315 million up from 146 million or a 116% increase.

This increase was due to proceeds from realization events that are recognized throughout the year. Pretax DE in the private equity segments was 329 million for the year versus 162 million for the full year ‘06 up 103%.

And 45 million for the fourth quarter versus 41 million in the same quarter of 2006 a 10% increase.

On an operating basis, the liquid hedge fund segment had strong performance in 2007 driven by greater incentive income of 199 million, versus 154 million for the full year 2006.

As I previously mentioned our 2006 results are not comparable to 2007 due to investment income earned in 2006 from the deferred fees which were distributed upon our public offerings.

Pretax for the liquid hedge funds including such deferral income was 165 million for the full year 2007, versus 185 million in 2006 down 11%.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

However excluding those earnings on a deferred fees, DE for liquid was 163 million in 2007, versus 106 million essentially that operating was up 100 – was up 54%.

Including deferred earnings, pretax DE was 33 million for the fourth quarter, and excluding deferral endings in 2006, fourth quarter liquid DE was 47 million.

Pretax DE owned by the hybrid hedge funds decreased primarily due to a decrease in incentive income earned as a result of lower returns in 2007 versus 2006.

Pretax DE for hybrid hedge funds was 87 million for the full year 2007 versus 104 million 2006. And it was 5 million in the fourth year of 2007, versus 38 million in the fourth quarter of 2006.

Finally, with respect to our balance sheets our ability to continue to raise capital on our funds will allow us to advantage in investment opportunities as Wes mentioned in the current market and in the future.

We will continue to utilize our cash on hand and that – and availabilities under our current loan facilities in order to fund our commitments and participate in the funds raised to invest in these opportunities.

2007 we invested over $660 million in our funds, increasing our total investments to an excess of 1.1 billion.

As Wes mentioned we believe that there is, and there will be very attractive investment opportunities as a result of the environment, and we believe that we are well positioned for opportunities through our ability to raise and

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

deploy capital on our funds with a target of 15 to 20 billion for the full year 2008.

And now we will open it up to Q&A.

Woman:	(Ashley).

Operator:	At this time if you would like to ask a question, please press star then the number 1 on your telephone keypad.

If you would like to withdraw your question, press the pound key. We’ll pause for just a moment to compile the Q&A roster.

Our first question comes from the line of (Roger Freeman) with Lehman Brothers.

(Roger Freeman):

Well hi, good morning, I was wondering if you can just talk to the sequential increase in management fees, looks like they were up about mid single digits, but fee paying AUM was up high single digits sequentially.

Is there a mix issue in there that’s impacting that differential?

Man:	The management fees are sequentially down I mean...

(Roger Freeman):	Sequentially up but only, I think it was about 3% or so, but AUM was up a higher amount. I’m just wondering if there is any – were any change in...

Man:	Yes at that time, I mean the mix, the mix as you see we have a slightly lower percentage earnings our private equity funds fees versus our hedge fund fees.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

(Roger Freeman):	Mm-hmm.

Man:

And so our private equity as I mentioned raised $7 billion during the year, versus our hedge funds. So that would explain the reason for the – for the slight decrease and the percentage increase versus say (unintelligible).

(Roger Freeman):	Right, okay. You know Wes in your comments you know you talked to where you’re going to see some disconnected evaluations.

If you look at some of the – some of the key asset classes, let’s say you know, loans commercial mortgage and real estate you know asset back. Where do you see the best opportunities, I mean where are you – where are you raising funds to buy?

We’re starting to see some fund raisers for distressed structured credit at this point, is – can you just talk sort of your ranking?

Wes Edens:

Well the – the most liquid and kind of largest opportunities that we see right now is on the mortgage related side. Right, those are large markets to the markets that were hit the most last year and the first part of this year and they’re quite liquid.

So the various asset back idiocies, the cash positions – you know, really if you apply any kind of a reasonable standard in terms of the – where your forecast are about performance and those issues, it’s very hard to see where there is much of a credit bet at this point, and it’s much more just a question of what’s the right price for credit.

So, those are the areas that have been hit the hardest and I think it would be areas that actually have the most incremental upside at least in the short term.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

You know corporate debt has also you know suffered a lot in terms of price. There has not been the same kind of credit issues at least not yet in those issues and I think there is a lot of value on that side of it.

You know there has been a lot written about the prospects for the real estate markets and what we see happening on the broader asset back markets. And I really think its too early to know kind of what the out come of that is.

And so some of my you know, thoughts with regards to the financial institutions themselves, is I think that those investments are still a little past dependent from my standpoint without a clear path as to how some of the asset classes are going to perform once things settle down.

(Roger Freeman):	Just to clarify, so your comment about financial institutions is primarily do you think there are still right down related risk on the balance is that right?

Wes Edens:	I don’t write related risk, if you look at the recovery out of a credit cycle in each of the last couple credit cycles, whether it’d be RTC days, or the 98 and then the 01 cases.

You know the first real bottoming event that happened was a recapitalization of financial institutions. We obviously seen a fair bit of capital flow in, and particularly the investment banks. But there has been a lot of activity in recapitalization thus far.

So you haven’t really seen it in the banks themselves, the banks of savings and loans. And I’d expect that when you do see those recapitalizations happening it’ll be because people can see clearly, what they view the credit

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

profile of those companies are. A little better than perhaps what you can see right now.

So if it’s – I think it’s hard to know what the valuations you know will end up being. I think when it does kind of get underway it’ll be truly a tremendous series of private equity and other credit related investment opportunities.

But I think it’s a little bit early in the year to make the call on that right now.

(Roger Freeman):

How much further do you think that the leveraging cycle has to go, and what do you think the fallout is still for maybe some smaller alternative asset managers? And actually what kind of opportunity does that provide you in terms of bringing some maybe quality managers on board that are – have restricted access to credit funding at this point.

Wes Edens:

Yes, I think the deleveraging still has a ways to go, if you think about it in very simply terms a lot of the structured products that were created in the last four or five years were then in turn owned by structured vehicles.

So all the growth you know, the really exponential growth and it says in the you know, off balance sheet and CDO related (unintelligible) buyers. They were the buyers of first choice of a lot of assets. And now not are they not only buyers they are actually sellers, there has been a lot of deconstruction of those portfolios already.

I still think that there is a fair bit to go, but you know the prices have gotten to the point where they truly seem very disconnected between the actual risk that’s implied by those assets and where they are actually being valued.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

So, I think you’ve seen a lot of capital, there is a lot of news even in the last couple of days about people forming you know, capital to go after this opportunity.

It is – it is quite a substantial opportunity, it’s much, much larger than it’s been in the past, there is just much more in the way of product that could be purchased.

So, I feel like deverlaging has a ways to go, and I think as a result of the opportunities set is really just beginning on that side.

(Roger Freeman):

Okay, last (unintelligible) can you just talk to any strategy changes within the liquid funds. I think there were some you know, some folks let go during the quarter around the long short investment strategy.

Wes Edens:	Nothing out of the normal you know, course of business, you know (Mike) and (Adam) have run a very, very successful business there for many years, they had a great year last year.

I think you know, one of the focuses of the liquids business that they have constantly you know, talked to me about is the need for simplicity and a focus on what it is that you’re exactly your betting on.

Those businesses when you get larger they can become overly complex and as result you can twist yourself up when you got a good idea and you may not actually make as much as you should have because you have too many other competing things.

So, I think that you know the focus of the group was just to simply things a little bit. There was really nothing that was done out of the ordinary course of

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

business, you know business has grown dramatically and there are you know, adjustments you make in personnel from time to time.

But, it really is a status quoi situation.

(Roger Freeman):	Okay, thanks a lot.

Operator:	Your next question comes from the line of (Mark Ersarie) with Goldman Sachs.

(Mark Ersarie):

Oh great thanks. Wes, question on private equity can you talk a little bit about the capital that’s in the ground now, maybe some of the deals that are pending. And where you see sort of opportunities to put capital out.

And then also you know, the dividend obviously you know is – seems like your commentary implies that it’s under review as it always is I guess on a quarter over quarter basis.

But obviously, you’re paying out more than you’re earning right now, does that sort of imply some sort of confidence in terms of potential realizations that are on the table in ‘08? Thanks.

Wes Edens:

Yes, well with respect to the capital in the ground, I like our portfolio a lot. We’ve obviously spent a lot of time in the past you know, three to six months as this credit crisis has worsen making sure that we’re well financed and well capitalized in our businesses.

I think the results you know speak for themselves, you know if you look at the year over year results on the public companies, and of course, I see the private

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

companies as well. We’ve had a really terrific year in the private equity businesses.

The public securities market haven’t always reflected that but, I’m a little bit (unintelligible) about that because I think at the end of the day when fundamentals once again matter in the market and people focus on the performance of the underlying assets, our businesses will be valued appropriately and we’ll do well with that.

So, I think in terms of the existing portfolio we feel great about it, the you know, the only material commitment that we have that is outstanding that is unfunded is the commitment on pen gaming.

And our position is on that publicly what is privately which is to say we are committed to funding that transaction we’re in the process of you know our regulatory approvals on the gaming side for myself and the other senior principles here.

And in the ordinary course that’d be expected to fund you know sometime the is summer.

In the dividend, policy markets something we try to give as much visibility to investors as we can. Both to the dividend and also in terms of my comments regarding manager’s fee, assets center management and what that has meant historically in terms of the earnings of our business.

You know we’re at a place where I think the real breathe of our business and the underpinnings on the management fee side become very evident. So, what I said is that to the extent that we don’t have material realizations in the

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

performance fee side, we’re looking at one and quarter, to one and half percent of (MAM) as our estimate for earnings for ‘08.

You know it’s early I the year and I think we feel great about our businesses, and I’m actually quite optimistic that things will work out well. But there is a lot of volatility in the marketplace and so we – as a group we talked about this with our board last night, and we think that keeping it the same as it was last year at least initially is the right thing to do.

And then as the year goes on and we get more visibility from capital formation on the AUM side, and performance either out of the hedge funds on the private equity side will make an adjust to our dividend accordingly.

So it’s our desire to be as transparent and straightforward as possible and that’s what that really represents.

(Mark Ersarie):

Great on the castle’s I was bit surprised of what percent, you know there was a pretty high percentage of the earnings - of distributable earnings came from the castle’s in the period that I thought was probably more challenging with what it looks like the performance being down about 3% for castle’s.

Can you talk about you know what seems like a little bit of anomaly if you will or an inconsistency in terms of the performance and the incentive income that came from castles.

Wes Edens:

Yes, the bulk of that of course came out of Your Castle, and Your Castle is the largest German listed property company. It is I think without question the best single portfolio of real estate assets that we have ever owned around the firm here it’s a great portfolio of office buildings that is occupied by very high quality folks in markets that are doing quite well.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

And so you know we did have the opportunity for some realizations there that generate some positive returns for us. There still is a lot of work to do on those portfolios.

As I said you know our focus really on the castle side has been to make sure that, we’ve got adequate liquidity and that our portfolios are under control and performing well, all of which I feel very good about frankly.

You know it’s in particular in light of some of the other events in the marketplace. But it’s – it is - it’s a good results of those guys. Last year I don’t – I wouldn’t read anything into in terms of it being (averment).

You know we have (unintelligible) for all our businesses. So, set lofty goals for them last year they had a good return for it, and we’ll see how it pays out this year as well.

(Mark Ersarie):

Okay great, and then just in terms of the capital raising activity. You know it seems like you’ve got a – you know, a pretty good pipeline of potential – potential (unintelligible) launches that would be in the works now.

Can you just sort of layout you know what segments you expect the launches to come from you know, be it private equity or hedge funds launches.

You know how far along you are in those – in the capital raising process. And then are you seeing any change in terms of LP appetite for the funds next.

Wes Edens:	Well last year we raised the total of about $12.5 billion in capital. So our estimate of 15 to $20 billion is very much in line with that.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

And really the capital formation I expect to come from across the firm, we’ve got – we’ve a commodities fund that we launched the first of the year that has been very successful, which has total asset management now as you’re approaching a billion dollars I think. And they are continuing raising capital on that side.

Pete is out with a couple of credit and real estate related funds. We are not in the market yet on a new private equity fund, but that’s something that I think will come to market certainly this year and probably sooner rather than later and (Mike’s) got a number of initiatives as well.

So really it’s very broad based across the firm, none of it is – is really you know, off the charts in terms of what are forecast are for capital formation. It’s very much ordinary course and it reflects you know, the strength and the stability of the businesses that we have.

I have spent a fair bit of time the first part of this year with investors, and I think they along with us and along with everybody else, you know, have got you know, concerns about the market as it exist in total.

I think that everyone is concerned generically about the things that are invested in, and I think to a large extent the vast majority of them are excited about the opportunities for new investments going forward.

It’s one of the realities of this business is that you know the time when it feels worse in the marketplace is the time when many of the great investments are made. They recognize, they are involved in these investments for the long term.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

And I think you know at Fortress we have a very unique collection of businesses. Where we have very, very broad based debt experience, certainly on the credit side with Pete and his folks and I myself, (Rob) we’ve had a lot of exposure historically on the credit side of things.

And then on the flip side we have a lot of private equity experience around here. And I think the one of the things that becomes interesting in these markets, is that those two markets tend to collide as the markets get repriced.

And so having a robust view about how to navigate the waters both from the debt side and the equity side are really the tools that are essential to making the most of the opportunity.

So I think our capital point (unintelligible) of goals are very realistic and they’re broad based and we’ll see.

But again, as we get more visibility on some of those launches and figure some of the larger ones, that’ll give us a little bit more color in terms of the visibility of earnings and what we can give you as guidance on the company’s performance this year.

Man:	Okay great, thanks.

Operator:	Your next question comes from the line of (Craig Segensaler) with (Credit Suisse).

(Craig Segensaler):

Thanks. I just have a few questions here. First (Wes) on the private equity front, given that the equity valuations of many of your portfolio companies are very depressed by historic levels will Fortress begin to buy back the public

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

equity of some of these portfolio companies possibly taking them private, like (unintelligible).

And would this imply we’re probably about three quarters to a year away from any meaningful performance from the private equity franchise?

(Wes):

We would evaluate our companies all the time. I think at the current time we have no plans of taking any companies private. We have looked at it from time to time. I think the companies while they may be depressed in terms of their valuations in the public market in many cases still represent very substantial gains over what our cost basis are in them because we’ve owned some of the investments for a long time and have a lot of success with them.

So I like the portfolio, the public companies we’ve got. I think a number of them trade at material discounts to NAV, and as a result have got great opportunities to increment the NAV by buying back stock. We’ve publicly announced that we’ve authorized share buybacks in a number of these cases, so I feel like that’s something that when and if it’s appropriate you’ll see us be a fan of.

We don’t run those companies. We’re large shareholders in them obviously, but I think that there’s a lot of constructive work to do with regards to that. With regards to the timing of future private equity results, there are a handful of things that are on my slate for things I would like to achieve this year and we need some stability in the marketplace.

Periods of great volatility are not really friendly to either A, making a lot of investments in the private equity side, or B, having a lot of realizations. The volatility that we’ve had the first part of this year makes it problematic to

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

actually have big realizations but it’s still very early in the year. We’re not yet through the first quarter.

I think the second half of this year has a lot of promise, both on the investing side as well as prospectively on the realization side, but it’ll be what it is. We’re going to make our best efforts to do the right things on our investments and we’ll see how it all shakes out.

(Craig Segensaler):

And is asset based financing still readily available in your commercial real estate, residential real estate, your airplane leasing business, and how is the absolute level of interest rates? Because we know what credit spreads have done, but how has the absolute level in interest rates really moved in those businesses in terms of the cost of capital since July ‘07?

Man:

The answer is that it is absolutely still available. We’ve financed or refinanced about a billion and a half dollars of assets thus far this year and we have many more that are on the docket here in the next three to six months. So unlike the corporate markets that have been pretty shut down one of the beauties of the asset based world is you can get financing from traditional sources, banks, insurance companies, as well as the capital markets.

So it’s one of the things I like about the business and it’s never been more clear why than a market like this. I think that with respect to what we think will happen on the financing side is the cost of the overall finance has been higher of course in every case. Absolute levels of interest rates have come down from where they were this time last year. Spreads have widened out. The sum total of that is it leaves you plus or minus in about the same place, and it varies frankly asset class by asset class.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

But we have completed financings on commercial real estate. We have financings on airplanes that are under the works right now. We have financings on a whole variety of other assets, residential, etcetera, and there is clearly an availability of capital. It just is under terms that are a little bit more stringent than they were before, but that beats the alternatives substantially in terms of the corporate debt that you can’t get or is under very, very difficult terms.

(Craig Segensaler):

And one more question just on your overall corporate tax rate. Given that we have a presidential election coming up this year, do you think there is any chance that maybe the republicans try to push something through this year and have you changed your kind of comment on the publicly traded partnership tax initiative or on the incentive fee tax initiative?

Man:

I don’t think we’ve changed our position. Obviously prognosticating what’s going to happen this year is hard, especially with the election year. But like I said we monitor it very closely, but I’m not necessarily sure that we have a view that it’s more likely or less likely in light of what’s going on in Washington now.

(Craig Segensaler):	Great, thanks a lot.

Operator:	Our next question comes from the line of (Prishawn Satia) with Citigroup.

(Prishawn Satia):	Hi. Could you just give us the year to date returns on both the liquid and hybrid hedge funds?

Man:

We have the numbers through the end of February. Let me just see here. Well I don’t have the month of March, so we just have the first two months. Let me just see here. So the global macro fund for the month of January was up 41

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

basis points. It was up 2.1% in February. It’s down thus far in March, but I don’t a precise number for it.

My guess is that the net of it is it’s around flat for the year plus or minus right now, but I don’t know precisely what that is. That changes obviously on a day to day basis, but it was positive for the first two months. The special ops business, it was down 19 basis points in January, up 19 basis in February, so flat for the first two months. And they’re having a pretty positive month this month.

So as I said they’re off to a good start. You have to condition those numbers against what’s happened in the marketplace away from them, but we feel like the macro business has a great opportunity in a high volatility market and I think they’ve done a good job in navigating some of the pitfalls out there.

(Pete’s) business is a credit business. To have positive returns in this environment I think reflects accurately the incredible depth and breadth and talent of that group, and they’ve got a lot of dry powder in their financing vehicles. So I think that we’re pretty optimistic about those businesses. Those numbers that I gave you by the way are all net to investors. The gross returns are obviously higher than that.

(Prishawn Satia):	Okay great. And then in the hybrid fund could you just give us a little bit more detail on the $8 billion, the composition of assets and how much of it is dry powder right now?

Man:

Well I’d say it’s a very idiosyncratic group of investments. (Pete) runs a very diversified business and so it’s literally hundreds and hundreds of different investments. They’re financed for the most part with term investing vehicles

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

that themselves have a fair bit of dry powder. These were financing vehicles that were put in place prior to the credit crunch of last summer.

They are run on quite modest leverages. Leverage in the business is about one to one, but it can be taken up from there, and simply put if you could have liabilities that were indexed to the cost of where the markets were last June or July you could have assets that reflect current market conditions. There obviously is a lot of positive things in that.

The portfolio is one that is very broad based. It’s a whole series of debt and financings again, very idiosyncratic in nature. The business that he runs is one that requires a lot of elbow grease because it’s got so many investments to both make and monitor and transact on, but it’s a highly, highly diversified business.

(Prishawn Satia):	Okay, and I guess on the liquid side you talked about it getting more complex as the asset base has grown. Are you hitting capacity issues in that area, or was there something different that...

Man:

No, no. It’s not capacity. The world conspires against simplifying things. It happens to us in the private equity business. It happens to our own business here at Fortress, and the same thing applies to all the businesses here. And I think it’s just merely a process of looking hard at the things that make the money and be focused on how you exploit those parts of the business without getting distracted by smaller things that perhaps are less (unintelligible) avenues to pursue.

So there is nothing really insightful to gain from or glean from their actions. They run a very, very disciplined business, again a highly diversified business.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

It’s been one of the best performing macro businesses in the world in the last five years and it’s in great shape right now.

(Prishawn Satia):

Okay and then on the unrealized gains on the public P/E portfolio. I think you ended at $1.7 billion in December. Is it fair to say – we can’t really see what you’ve realized since then, but is it fair to say that it’s less than a billion now?

Man:

You know I think it’s not less than a billion. I don’t have a precise number on it, and frankly I don’t really run the calculation on that very frequently. We have targets on what I’m looking for in valuation in companies, and when the companies trade at meaningful discounts to NAV or to book value those are not candidates for us to do much with them.

We think that over time we’ll get paid adequately. The businesses are performing great. Things bounced around a fair bit even yesterday, but no, it’s well over a billion dollars and of course that only represents a small portion of what we think the implicit profits would be in the private equity business.

We have a number of private investments that we feel terrific about. There is a number of different avenues for us to generate profits from those funds.

(Prishawn Satia):	Okay and then just in terms of people, I think you’ve added about 40 people in the fourth quarter. Just what areas are you building out where you’re adding the people?

Man:

We continue to add people across the firm. I’d say that the largest additions have been in the infrastructure area as we continue to shore up the legal and finance and accounting areas as part of being a bigger firm, a global firm, and also a firm that’s public now. So there is a fair bit to do on that side.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

Also (Pete’s) business, the credit business is one that is scalable with people, so he is constantly adding folks on that side. And then we’ve made a handful of new additions, in particular senior additions for us in the private equity business, and I’ve got a few other things that I’m out there trying to do to really make the people match up to the opportunity set that we see out in front of us right now.

(Prishawn Satia):	Okay and what was your tax rate in the fourth quarter?

Man:

The tax rate, we really look at it on a full year basis because it’s really an ebb and flow thing. So really it’s obviously on a blended basis it’s down to 17% for the full year, and so obviously it’s below that for the fourth quarter because we were expecting in around 20% range (unintelligible), and it ends up around 17% for the full year.

(Prishawn Satia):

Okay and just one final question. On the $15 to $20 billion in new capital raises, any feel for how that’ll come in in terms of will it be more backend weighted or do you think you’ll get quite a bit done in the second and third quarters?

Man:

We have a number of initiatives that are in the market right now, and we have a couple of others that will be in the marketplace soon. So there is a fairly decent lag between starting the capital formation for a given product and when it actually closes, but I think the middle part of the year is going to be highly productive for us.

And hopefully by the midpoint of the year we’ll have some real visibility in terms of where our AUM is going to grow for the year.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

(Prishawn Satia):	Okay thank you.

Operator:	Our next question comes from the line of (Dan Sannon) with (Jeffries).

(Dan Sannon):	Can you let us know or update us on where you are in the deployment of fund five on your private equities side?

Man:

Fund five is pretty deployed in terms of current investments and committed capital. It is very close to the 75% threshold that would encourage us to raise fund six. So without having a specific timing for the launch of the next fund we’re actually quite close to completion of fund five for investment standpoint.

(Dan Sannon):

Okay. And then valuing some of the securities within the hybrid fund I would imagine has become increasingly challenging with some of the dislocations in the credit markets. Can you help us understand or give us some color around what third party providers or what metrics you’re using to help value a lot of securities that are illiquid or difficult to quantify in terms of value?

(Pete Brigger):

Sure. This is (Pete Brigger). I would say that in my experience over the last 20 years getting (marks) on asset backed securities and loans and other things that we traffic in and special opportunities specifically, that’s not true for the partners fund but just specifically for special ops, it’s tougher than it’s ever been before.

Just to give you one example, it takes us probably a week after the close of the month to get marks on our ABS portfolio, and the amount of folks who are out there trading residential mortgages has decreased dramatically. So it’s a lot more difficult to get valuations quickly than it used to be and I would say that the valuations that we do get are probably fuzzier than they’ve ever been, but

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

they’re all from third parties. And I would say the fuzziness is not necessarily rich or cheap, it’s just fuzzy.

(Dan Sannon):

Is that just – I mean is there a way that you view these marks as conservative? Is it something that from a comfort level how do you guys feel in terms of the valuations you’re putting forth in these kind of less liquid markets.

Man:

We feel very good about the valuation process, and in fact as you would expect in times like this we go to our external advisors and we reconfirm our valuation process because the market has changed so substantially. But we feel very good about the valuation process.

(Dan Sannon):	Okay thank you.

Operator:	Our next question comes from the line of (Roger Smith) with (SDK).

(Roger Smith):

Yes, I just have a couple questions on the private equity business. Can you give us your view on what’s happening in the private equity industry where you’re seeing failed deals, and do you think that has a real impact on firms’ reputations and does that give Fortress perhaps a competitive advantage in the marketplace?

Man:

Well I think the difficulty in getting deals closed accurately reflects some of the abrupt change in valuations on the debt side. When you have virtually every piece of corporate debt that’s outstanding even if it’s not impaired and is very well secured trades at a material discount, any of the old legacy deals that had term structures that were very favorable to quality holders, the (pick) bonds and the covenant light or covenant free kind of financings etcetera, getting those things funded of course is a very, very difficult thing.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

I think for the most part the banks take their obligations to fund very seriously. I know that we take our obligations to close on our transactions very seriously, and I think it’s hard to generalize about what it means for certain participants.

I think some people have taken pretty aggressive positions with regard to what their commitments actually are. I feel great about the people we do business with. It’s not ever our intention to put people in a difficult position that lend us money. We’ve never defaulted on a dollar of debt. We’ve actually done what we’ve said we’re going to do.

We try to make our partners money, so it’s not our intention to do so, but the markets are challenged. And I do think that as always doing what you said you’re going to do, people pay a high premium for that and that should help a firm like ours in a market which is difficult like this.

(Roger Smith):

Okay and then you’ve talked about the dislocation in the equity market causing trouble here, and really I guess what comes back first do you think it’s private equity investing or private equity realizations because you said both of them were kind of disrupted recently?

Man:

I think the investment market probably comes back first. As I tried to make clear in my remarks I think the investing in assets right now is the most obvious place to spend fruitful amounts of time and money. I think that that will migrate to spending time on companies, and then I think when you get normalcy returned you’ll have again fundamentals will matter and valuations will be fair and you’ll see more realizations.

But one thing I would say is that these things can change as quickly on the upside as they did on the downside. In the history of the credit market this has

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

been a fairly prolonged one already. Ironically we haven’t really seen a credit impact on a lot of the corporate stuff, but of course I suspect that that is to come.

(Roger Smith):

Okay and then on the loan for the (GM) building I guess it’s rumored that it converted to about 49% equity interest. Is there anything in the documents or in the agreement that would allow you to somehow gain control of the (GM) building?

(Pete Brigger):

This is (Pete Brigger). That loan that we made to (Harry Maclow) is a loan to him and his organization personally so we obviously couldn’t comment on it on a call of this nature. It’s all confidential information between us and him.

(Roger Smith):

Okay. And then I guess you talked about a dislocation between – or that there is a lot more supply in the (marketplace) than demand. Have you started to see a lot of things actually trading and changing hands, and where are you seeing that? And then if I hear you correctly you guys think there is a tremendous amount of opportunity to start investing here and it’s one of these investment opportunities of a lifetime.

But I think we hear that from a lot of different people in the marketplace. What makes you guys be able to get in at the right time faster than everybody else, or what makes you think that in this environment things will get depressed a little further? Because if there is so much capital out there being raised to invest will people start to get into these markets before they fully I guess depress themselves out?

Man:	Well I think that there is a lot of capital in the world, and I think to a large extent what we see in the marketplace right now is not a lack of capital but

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

really a lack of confidence that the assets that you’re purchasing are a values that seem fair.

There has been a tremendous amount of activity. So in terms of the sheer volume of securities and investments that are traded, if you just look at the (ABX) index for the sub-prime AAAs as one of the most obvious metrics, that index may well trade hundreds of billions of dollars in a given week. So you have a real ability to express your investment views in a very meaningful way in that part of the business.

Also there is a lot of cash securities that trade along with that, so I think the first place that you’re going to see the most amount of activity is where there is activity today, which is on the highly rated securities and some of those direct financings.

The next leg of the asset based portion will be loans or more indirect investments in the companies themselves, and I think that that’s going to come once you get a little better valuation. But if you have AAA securities that are trading at 70 or 75 cents on the dollar it’s pretty hard to find the right levels for (whole) loans that might sit behind them.

But I think that if and when those securities recover in value, as in fact they have even in the last couple of days, that that will then start to free the log jam in terms of some of the other assets and the other portions of the balance sheet that need to be priced. So there’s an awful lot of stuff to do as we sit here right now, and in fact we’ve been very active in it.

What makes us qualified to do it? I think – I used to run the whole loan and trading business back at Lehman Brothers during the time of the (RTC), (Pete Brigger) and the mortgage business at Goldman Sachs, we have been

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

active investors in mortgages and distressed assets for our entire careers, so we’ve seen an awful lot of this playbook before and I think that it’s something I mentioned before but I think it’s worth reiterating again, it’s that the tools that you need to navigate these kind of markets are ones that bridge equity and debt because you’ll see a lot of opportunities for both sides, and I think if you’ve got the ability to understand how to buy companies through debt and distressed times as we’ve done on a number of occasions or understand how to make kind of the distinction between buying the assets and buying the underlying company, it gives you a very, very significant leg up.

And of course, the history and the track record of the company hopefully reflects that. We’ve had a lot of good success in our investment vehicles over the years. We’ve been invested in other cycles. And I feel although this is a traumatic cycle that we’re in right now, the investment opportunities, just given a sheer scale of what is actually going to trade and already has traded is really one for the ages.

(Roger Smith):

Oh thanks a lot. And I wasn’t trying to suggest that you guys were qualified, I do know that you have a great track record and are very qualified. I was talking about you guys relative to other people with great track records as well, but thanks very much.

Operator:	Our next question comes from the line of (Robert Lee), (KDW).

(Robert Lee):

Good morning. I’m curious, (Wes), you’ve talked about in the past about expanding the business further on a global scale. Is it possible to give us some color when you look at some of the assets you’ve raised and anticipate raising, some color on the complexion of where those assets are coming from? Are you seeing a lot of the flow or anticipate a lot of the flow as coming from Asia, sovereign wealth outside the US, or just trying to get a feel for that.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

Man:

We have a very substantial emerging market business here on the liquid side. The macro guys have been very productive investors throughout the world. We have not been significant investors in private equity or in the credit businesses in any major regard other than US, Canada, and Western Europe. And it is a strategic imperative of mine and of ours at the firm to really do something about that.

So those decisions to go into different geographies are very long lived in nature. You make a commitment to a region, you hire the best people that you can, and organize the proper capital for it and get going on it. We’ve got on the drawing board this year a number of initiatives with regard to that that once they are successfully completed I’d be happy to talk about them.

But it’s safe to say we look at the Middle East as not only an area of investment capital but also an area of great investment promise. The other obvious markets just given the magnitude of them, India, China, Argentina, and Brazil are all things that are on the drawing board and things that we are thinking about.

But I feel like an imperative of the firm, if we’re going to continue to grow and maintain the returns and the opportunities both for people and for investors around this place is that we need to be in these different markets over the next number of years and I expect that we will be in a meaningful way.

(Robert Lee):

And maybe just from the asset raising side, if I look at the $2 billion plus that you’ve raised I think so far in the quarter and what you expect, are you seeing a lot of the asset inflows coming from non US investors into this market?

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

Man:

Not in particular. We do have very material investment partners around the world. We still are dominate at least in the private equity side by US investors, and that’s something that I think will continue although we’re happy to have investors from all over the place. The offshore fund, the macro fund in particular has obviously a lot of capital that is more spread out, but on balance, I don’t have a precise number, but on balance we still have an awful lot of our capital that comes from the United States.

But we do have meaningful amounts of capital from Europe and from South America from the Far East, Middle East, etcetera.

(Robert Lee):	Okay, thank you.

Operator:	Our next question comes from the line of (Roger Freeman) with Lehman Brothers.

(Roger Freeman):

Hi, just a couple of follow up questions. (Wes), just to come back to two questions here talking about some of the trading opportunities here. When you say that there’s ways to express views through things like the ABS and it seems like that’s where the liquidity has been when you get into the actual sort of ABS and then the next derivative, (CDO), there’s been very little – it seems like there’s been very little trading activity, and I’m guess I’m wondering what really facilitates that transfer (unintelligible) cash assets?

Is it just that the derivative – the indices improve and give people greater confidence in the underlying cash, or is it brokers pushing through a de-leverging here and getting assets off the balance sheet?

Man:	I think the (ABX) indexes in particular led the market on the way down, and my bold prediction is they will lead the market on the way up. I think it’s the

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

most liquid and most obvious way for people to express their views about it. They’ve been used extensively as hedging vehicles for people that are trying to hedge up other credit positions that they’ve got.

And as people sell down cash positions and unravel their hedging side of it I think that those indexes will do well, and on a fundamental basis I feel that broadly speaking there is a lot of value that’s represented there. The next wave of things to really come are the cash positions, and you do have people, there’s been some publicized ones certainly, that we know own material amounts of cash securities.

And I think one of the impediments to bridging the gap between what they want to sell it for and what investors like us might find attractive is the availability of financing. So one of the things I think is likely is you’ll find these people providing financing in some meaningful way to facilitate the movement of risk off of their balance sheets and onto balance sheets on funds like ours.

Behind that though there is a tremendous amount of other restructures. If you look back at all the bank restructures that were done by banks around the time of the (RTC), there was an awful lot of good bank and bad bank kinds of structures that were used where really the banks identified those assets that were problem credit assets for them, kind of threw a rope around them, and brought in third parties to then buy those assets, take them off their balance sheet so they could focus on their core businesses.

That kind of thing I think will happen. It’s just that separating out what’s a good bank and what’s a bad bank today is probably a little more challenging than it needs to be. So that’s really my point in terms of when the market has gotten more clarity with regards to what the absolute performance of a lot of

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

these assets will be, I think that will really clear the path to re-capitalize a lot of these institutions and kind of restart the credit process here in the banking system in the US.

(Roger Freeman):	Do you think that’s a calendar 2Q event or more 3Q?

Man:

I think it’s days like yesterday are very constructive days, so we’re on – we’ve got one in a row already. So it’s something that’s going to take I think a long time to really play out. I mean what I’m really rooting for and I think that most people are really rooting for is functional capital market. It’s not so much – even though an aspect of what the level or valuation is for any particular security or asset, but just functioning debt markets and functioning equity markets I think then facilitates free flow of capital and really a very constructive restarting of the whole credit process here. And I think that could be a this year event. That could be a next year event, but it’s certainly going to come.

(Roger Freeman):

Okay, got it. On the private equity portfolio, in terms of marking that do you have external folks like (unintelligible) that provide valuations on that or do you do that internally? And can you talk to what you marked nonpublic holdings down this quarter?

Man:

Yeah. For the most part we mark most of the privates ourselves, although within marking those we do get a fair bit of at year end appraisals around some of the assets that are embedded in those investments from relative reputable real estate and other asset appraisers. We did take some markdowns, nothing overly material, but we did take some markdowns on some of our privates but nothing more than 5% on any one investment.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

(Roger Freeman):

Okay. And then just lastly, I guess speaking to both liquid and hybrid hedge funds, can you talk to I guess on the liquid positioning wise what was most beneficial during the quarter that was actually a pretty good return? And then on hybrid I guess what maybe the biggest headwind was? Obviously credit broadly was a headwind, but if you could be a little more specific that would be helpful?

Man:	Hey (Mike), can you address that?

(Mike):

Sure. So in the liquid portfolio this has been a great de-leveraging and so just trying to position yourself – we continue to talk simplicity verses complexity. Trying to position yourself for that de-leveraging both in (unintelligible) long interest rate positions in the short equity markets, short credit markets. Any variation of those (bets) hedging out other assets were the winning (unintelligible).

I mean it’s relatively – if you just look at the series of charts and what the market’s done it’s been a fairly correlated one directional bet. What’s made the last month so challenging and difficult is that as confidence broke down in counter parties and on the capital markets in general the most rational place for investors to be was in cash.

And it created a cascading effect of people getting out positions both good and bad that they were in, and so trades that had been big winners had multi (unintelligible) corrections within 24 and 48 hours. That process continues to unfold and I think in the next few days you’re going to see volatility calm back down just because the market gets exhausted. And people have done a tremendous amount de-leveraging.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

Man:

On the hybrid side I guess the way I would map it out is in the following way. A year ago, two years ago in the markets for credit and assets, you had no perceived credit risk whatsoever, and you had terrifying actual risk. Today we stand in a period where there is terrifying perceived risk and much lower actual risk.

So from my standpoint if you talk about the headwinds, the headwinds existed a year and two years ago. Obviously there’s a transition from an easy money environment to a liquidity crisis and a credit crisis. But essentially, if you’re in my business, you live for these types of environments. And a lot of people ask me the question, is now the right time to be investing? Am I catching a falling knife?

And I would clearly make the argument that if you are catching a falling knife right now by making an investment, you’re catching a butter knife as opposed to a very sharpened steak knife a year or two ago. So in terms of our portfolio, obviously we have issues with our borrowers who are having difficulty refinancing and that’s both a problem and an opportunity from our perspective, and the new investments that we’re making are just fantastic.

And they may be better six months from now than they are today, but they’re still a lot better than they were a year or two ago. The important fact for our business is how we set ourselves up to transition from a period of easy money to a liquidity crisis in terms of locking up our financing and having lots of un-funded capacity to take advantage of this environment.

So as (Wes) mentioned earlier, in an environment where security prices are broadly falling, it’s difficult to make money. But from my perspective, I think this is going to be an excellent investment year and it’s going to lead to a much better business for us, period.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
03-25-08/9:00 am CT
Confirmation # 37943758

(Roger Freeman):	Those are helpful comments, thanks.

Operator:	And we have reached the allotted time for questions. Are there any closing remarks?

Woman:	Yes. Thank you. We really appreciate everyone joining us this morning. Please don’t hesitate to call me. My number’s actually on the press release with any follow up questions. Thank you all, bye-bye.

Operator:	And this concludes today’s conference call. You may now disconnect.

END